Exhibit 99.1

Non-binding English translation of Russian Notice of Pre-emptive Right Exercise

THE TEXT OF THIS DOCUMENT IN ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN RUSSIAN LANGUAGE SHALL PREVAIL.

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Number of shares owned by the shareholder as of 12 November, 2013 ________________________

Notice
of a possibility to exercise a pre-emptive right to acquire additional shares of Joint Stock Company “Federal Grid Company of
Unified Energy System” (hereinafter referred to as the Notice)

       Joint Stock Company “Federal Grid Company of Unified Energy System” (hereinafter referred to as the Issuer, Company, JSC FGC UES), located at: 5A, Akademika Chelomeya St., Moscow, the Russian Federation, 117630, notifies its shareholders that the Bank of Russia Financial Markets Service registered the additional issue and the prospectus of ordinary registered uncertified shares of JSC FGC UES , the State registration number 1-01-65018-D (hereinafter referred to as the shares), to be placed via public offering.
       Texts of the registered Resolution on additional issue of securities and registered prospectus are generally available on the website of the security market informer – Interfax information agency http://www.e-disclosure.ru/portal/company.aspx?id=379 and Issuer http://www.fsk-ees.ru.
       All interested persons may review the registered Resolution on the Additional Issue of Securities and the Securities Issue Prospectus as well as receive copies thereof for a fee not exceeding the cost of copying such documents not later than within seven (7) days from the date of the relevant request at 5A, Akademika Chelomeya str., Moscow, Russian Federation, 117630.
       The terms that are used in this Notice and are not defined herein shall have the same meanings as in the Resolution on the Additional Issue of Securities and the Securities Issue Prospectus.
       Number of placed shares of additional issue: nine billion four hundred and thirty-one million three hundred and ninety-nine thousand seven hundred and seventy-three (9,431,399,773) shares; the par value of each share: 50 (fifty) kopecks.
       In pursuance of articles 40, 41 of Federal Law No. 208-FZ “On joint stock companies”, Company’s shareholders have a pre-emptive right to purchase the shares placed through public offering in the number pro rata a number of their owned ordinary registered shares of JSC FGC UES.
       The list of the persons vested with the pre-emptive right to acquire additional shares being placed has been made based on the Issuer’s register of shareholders as of the date of passing of the resolution by the Board of Directors of JSC FGC UES being the basis for the placement of additional shares – November 12, 2013.
       An Applicant may exercise its pre-emptive right either fully or partially.

1. Price of placement of additional shares:
The offering price of shares for persons included in the list of persons enjoying the pre-emptive right to purchase shares as well as for other buyers of shares of this additional issue shall be determined by the Issuer’s Board of Directors in accordance with Articles 36 and 77 of the Federal Law on Joint-Stock Companies after the expiration of the pre-emptive right and not later than the placement commencement date.
2. Procedure for the examination of applications submitted by the persons exercising the pre-emptive right to acquire shares:
       Additional shares shall be placed to the persons vested with the pre-emptive right to acquire securities being placed subject to their applications for purchase of the securities being placed (hereinafter referred to as the Application) provided that such securities are fully paid.
       The Application shall contain the following details:
  first, middle and last names of a shareholder that is an individual enjoying the pre-emptive right to purchase the securities to be placed / full corporate name of a legal entity enjoying the pre-emptive right to purchase the securities to be placed / name of a public law entity (the Russian Federation, constituent entity of the Russian Federation, municipal entity) that is a shareholder enjoying the pre-emptive right to purchase the securities to be placed and the name of the state or municipal authority, in the name of which such public law entity acts;
  residence (location) of a person enjoying the pre-emptive right to purchase the securities to be placed;
  number of equity securities to be acquired;
       The Application should also contain the following details:
  title “Application for the Purchase of Additionally Issued Ordinary Registered Uncertified Shares of JSC FGC UES in the Exercise of Pre-Emptive Rights”;
  taxpayer identification number of a person enjoying the pre-emptive right to purchase the securities to be placed (if available);
  for individuals: passport details (passport series, number and date of issue, issuing authority);
  for entities – entity’s state registration details (including, for Russian entities, date, registration authority, certificate number, OGRN);
  the personal account number and bank details in the Issuer’s share register for the purpose of transferring shares to be purchased to such account.

If shares are to be entered in the Issuer’s share register to the personal account of the nominee holder of the Central Securities Depository, the Application shall contain the data on the full name of the Central Securities Depository (Non-Bank Credit Organization of the closed joint-stock company “National Settlement Depository”), data on its State registration (OGRN: 1027739132563, name of the body which carried out the State registration: Interdistrict Tax Inspectorate of the Russian Ministry of Taxation No. 39 for the Moscow City, date of registration in the Unified State Register of Legal Entities: August 30, 2002), number of the personal account of the nominee holder of the Central Securities Depository in the Issuer’s share register (1432998), number of the Applicant’s custody account, number and date of the depository agreement entered into between the Central Securities Depository and the Applicant;
if the Applicant’s custody account is maintained (with respect to securities to be placed) by a nominee holder, which, in its turn, is a depositor of the Central Securities Depository, the following shall also be specified: data on the name and the State registration of the nominee holder (OGRN, name of State registration authority, date of State registration of the depository and its entering in the Unified State Register of Legal Entities), number of the custody account of the nominee holder of said depository in the Central Securities Depository, number of the Applicant’s custody account, number and date of the depository agreement entered into between the relevant depository and the Applicant, the Applicant’s full legal name (or full name in case the Applicant is an individual) (with respect to securities to be placed); then, this information shall be specified up to the nominee holder in which the Applicant has the custody account (with respect to securities to be placed).

  the Applicant’s banking details for the purpose of repayment;
  Applicant’s contact details (postal address, telephone and fax with a long-distance code, e-mail address) for the purpose of sending, when necessary, an Application rejection notice or reference (a unique identification number for carrying out transactions in the Central Securities Depository).

       Recommended form of the Application has been posted on the website of the security market informer – Interfax information agency: http://www.e-disclosure.ru/portal/company.aspx?id=379 and Issuer: www.fsk-ees.ru.
       An Application shall be signed by the person enjoying the pre-emptive right to purchase securities to be placed (or its authorized representative with an attached original or notarized copy of a duly drawn up proxy or another document that confirms the authority of the representative). In case of legal entities, an Application shall bear a seal (if available).
       The Applicant shall be liable for the accuracy of the data in the Application and for their compliance with the information contained in the Issuer’s shareholders register.
       Applications may be submitted daily from 10:00 AM to 3:00 PM (Moscow time), except for Saturdays, Sundays and public holidays at: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544, Closed Joint-Stock Company, Registrar Company STATUS.
       Postal address for submission of Applications: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544, Closed Joint-Stock Company, Registrar Company STATUS.

       In the event that:
  the Application does not meet the requirements set out in Clause 8.5 of the Resolution on the Additional Issue of Securities;
  the Application does not allow to identify the person submitting the Application as a person enjoying the pre-emptive right to purchase the securities to be placed;
  the Issuer received the Application upon expiration of the Pre-Emptive Right Period,
       The Issuer shall, within five (5) business days from the date of receipt of the Application, send to the Applicant a notice of the impossibility to exercise the pre-emptive right to purchase the shares under the terms specified in the Application and indicate the reasons for such impossibility.
       The Issuer shall notify the shareholder of non-acceptance of the Application by sending a notice to the postal address specified in the Application and, in case an e-mail address is specified in the shareholder’s Application, by sending an e-mail notice.
       The notice shall provide the possibility of reapplying before the expiration of the Pre-Emptive Right Period.

3. Payment date for shares being purchased:
The purchased shares shall be paid for within five (5) business days from the date the offering price for additional shares is published in the newswire of the Interfax information agency, as well as on the web-page of the information distributor on the securities market – Interfax information agency: http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s web site: www.fsk-ees.ru (including the publication date). Shares shall be deemed paid upon the crediting of funds to the Issuer’s account specified in Clause 8.6 of the Resolution on the Additional Issue of Securities and Clause 2.6. of the Prospectus to the Issuer.
The share purchase agreement to be concluded with the person exercising the pre-emptive right to purchase the shares to be placed shall be deemed in effect from the date of the payment for the securities but not later than the commencement date of shares placement.
Upon mutual consent of the parties as provided by Article 434 of the Russian Civil Code, the Share Purchase Agreement with a person enjoying the pre-emptive right to purchase the securities to be placed may be signed in the agreed number of counterparts which shall be considered one and the same document. The Applicant may apply for signing the Share Purchase Agreement during the Pre-Emptive Right Period daily from 10:00 AM to 5:00 PM (Moscow time), except for Saturdays, Sundays and public holidays at: 5A, Akademika Chelomeya St., Moscow, Russian Federation, 117630, JSC FGC UES. The agreement shall be signed within three (3) days from the date of the Applicant’s Application.
No shares purchased as a result of exercising the pre-emptive right to purchase the shares of this additional issue shall be credited, unless they have been paid in full.

4. pre-emptive right period:
       The Pre-Emptive Right Period shall be eight (8) business days from the day the Issuer publishes a notice of the possibility of exercising the pre-emptive right specified in Clause 8.5. of the Resolution on the Additional Issue of Securities in the newswire of the Interfax information agency (not including the date on which this information is disclosed).
       No securities shall be placed before expiration of the pre-emptive right to purchase the placed securities, other than by exercising the above pre-emptive right.

5. Procedure for determination of a number of shares that each person vested with the pre-emptive right to acquire them is entitled to acquire:
       The maximum number of the shares which may be purchased by a person exercising the pre-emptive right to purchase such shares shall be proportionate to the number of the Issuer’s ordinary shares held by such person as of 12 November, 2013 (the date of the resolution of JSC FGC UES’ Board of Directors authorizing the placement of additional shares) and shall be determined according to the following formula:
K=S*(9,431,399,773/1,267,141,015,996 /1,267,141,015,996), where
K is the maximum number of shares of this additional issue which may be purchased by a person enjoying the pre-emptive right to purchase such shares;
S is the number of the Issuer’s ordinary shares owned by a person enjoying the pre-emptive right to purchase shares as of 12 November, 2013 (the date of the resolution of JSC FGC UES’ Board of Directors authorizing the placement of additional shares);
9,431,399,773 is the number of shares to be placed;
1,267,141,015,996 is the number of placed ordinary shares as of 12 November, 2013 (the date of the resolution of JSC FGC UES’ Board of Directors authorizing the placement of additional shares).

6. Procedure and terms of share payment by the persons exercising the pre-emptive right:
The following payment with monetary assets is envisaged:
       Buyers/Applicants may pay for the shares by bank transfer in the currency of the Russian Federation.
Form of wireless transfers: settlements by payment orders
Details for cash transfers:
              Information on the credit institution
              Full name of the credit organization: Open Joint Stock Company “Gazprombank”
              Abbreviated name: GPB (OAO)
              Location: build 1, 16, Nametkina str., Moscow, 117420, Russia oper. acc.40702810800000013049
              BIC 044525823
              cor. acc. 30101810200000000823
              TIN 7744001497
              KPP: 997950001
              Payee’s name: JSC FGC UES
              beneficiary’s TIN 4716016979
No cash settlements shall be made.
Non-monetary payments are not possible.

Shareholders of JSC FGC UES who have questions related to the procedure of exercise of the pre-emptive right to acquire shares may contact the Corporate Management Department of JSC FGC UES at: 5A, Akademika Chelomeya str., Moscow, Russian Federation, 117630, phone 8-800-200-18-81.